Exhibit 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY ANNOUNCES $0.06 PER SHARE INCREASE
IN RESULTS FOR FISCAL 2005 FOURTH QUARTER

Fiscal 2005 Earnings Per Share Total $1.88

HUTCHINSON, Minn., December 6, 2005 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today announced that its previously reported earnings for its fiscal fourth quarter ended September 25, 2005 have been increased by $1,925,000, or $0.06 per diluted share. As a result, Hutchinson Technology’s fiscal fourth quarter net income increased from $4,733,000, or $0.18 per diluted share, to $6,658,000, or $0.24 per diluted share. For the full 2005 fiscal year, net income increased from $52,956,000, or $1.82 per diluted share, to $54,881,000, or $1.88 per diluted share.

The increase resulted from actual recoveries on scrap materials exceeding previously estimated amounts, reducing cost of sales in the fiscal 2005 fourth quarter. The information regarding actual recoveries became available after the company’s November 1, 2005 earnings announcement.

The company currently believes the fiscal 2006 first quarter guidance provided in its November 1, 2005 earnings release is still appropriate.

Hutchinson Technology’s Disk Drive Component Division is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

This announcement contains forward-looking statements regarding the company’s products, results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in product mix, changes in manufacturing productivity, yields, inefficiencies in bringing additional capacity on-line and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

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Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
	2005	2004	2005	2004
Net sales	$158,246	$122,306	$631,581	$469,696
Cost of sales	123,467	92,906	456,730	339,341

Gross profit	34,779	29,400	174,851	130,355
Research and development expenses	11,341	9,143	36,829	28,258
Selling, general and
administrative expenses	19,508	14,973	80,641	63,212

Income from operations	3,930	5,284	57,381	38,885
Interest expense	(496)	(778)	(2,132)	(3,399)
Interest Income	2,013	1,229	7,738	4,602
Other income, net	1,210	766	4,795	3,572

Income before income taxes	6,657	6,501	67,782	43,660
Provision (benefit) for income taxes	(1)	1,547	12,901	(29,453)

Net income	$6,658	$4,954	$54,881	$73,113

Basic earnings per share	$0.26	$0.20	$2.18	$2.83

Diluted earnings per share	$0.24	$0.18	$1.88	$2.42

Weighted average common
shares outstanding	25,582	25,255	25,226	25,826

Weighted average common
and diluted shares outstanding	31,083	30,668	30,779	31,453

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	Sept 25,	September 26,
ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$33,733	$33,704
Securities available for sale	172,778	224,356
Trade receivables, net	85,019	69,073
Other receivables	11,181	7,272
Inventories	54,780	35,319
Deferred tax assets	7,206	9,415
Prepaid taxes and other	5,430	5,657

Total current assets	370,127	384,796
Property, plant and equipment, net	350,520	213,761
Deferred tax assets	61,078	68,211
Other assets	17,813	21,624

	$799,538	$688,392

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$56,128	$29,310
Accrued expenses	13,238	12,759
Accrued compensation	24,873	19,816

Total current liabilities	94,239	61,885
Convertible subordinated notes	150,000	150,000
Other long-term liabilities	2,760	2,955
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 25,450,000 and 24,394,000
issued and outstanding	254	244
Additional paid-in capital	390,680	363,786
Accumulated other comprehensive income	(712)	(588)
Accumulated earnings	162,317	110,110

Total shareholders' investment	552,539	473,552

	$799,538	$688,392

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended
	Sept 25,	Sept 26,
	2005	2004
Operating activities:
Net income	$54,881	$73,113
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	71,180	58,602
Deferred income taxes	15,210	(28,452)
Loss on disposal of assets	162	415
Changes in operating assets and liabilities	(14,657)	(8,246)

Cash provided by operating activities	126,776	95,432

Investing activities:
Capital expenditures	(197,123)	(93,085)
Purchases of marketable securities	(654,223)	(340,279)
Sales of marketable securities	706,661	339,070

Cash used for investing activities	(144,685)	(94,294)

Financing activities:
Repayments of long-term debt	—	-
Repayments of capital lease obligation	—	-
Net proceeds from issuance of convertible subordinated notes	-	-
Repurchase of common stock	(5,747)	(39,252)
Net proceeds from issuance of common stock	23,685	4,313

Cash provided by (used for) financing activities	17,938	(34,939)

Net increase (decrease) in cash and cash equivalents	29	(33,801)
Cash and cash equivalents at beginning of period	33,704	67,505

Cash and cash equivalents at end of period	$33,733	$33,704

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
	2005	2004	2005	2004
Net income (A)	$6,658	$4,954	$54,881	$73,113
Plus: interest expense on convertible
subordinated notes	1,008	1,008	4,034	4,030
Less: additional profit sharing expense and
income tax provision	101	317	1,094	1,052
Net income available to common shareholders (B)	$7,565	$5,645	$57,821	$76,091

Weighted average common shares outstanding (C)	25,582	25,255	25,226	25,826
Dilutive potential common shares	5,501	5,413	5,553	5,627
Weighted average common and diluted shares
outstanding (D)	31,083	30,668	30,779	31,453

Basic earnings per share [(A)/(C)]	$0.26	$0.20	$2.18	$2.83
Diluted earnings per share [(B)/(D)]	$0.24	$0.18	$1.88	$2.42

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Fifty-Two Weeks Ended
	GAAP			Non-GAAP
	Sept 25,	Non-GAAP		Sept 25,
	2005	Adjustments		2005
Net sales	$631,581	$--		$631,581
Cost of sales	456,730	—		456,730

Gross profit	174,851	—		174,851
Research and development expenses	36,829	—		36,829
Selling, general and
administrative expenses	80,641	133	(3)	80,508

Income from operations	57,381	(133)		57,514
Interest expense	(2,132)	—		(2,132)
Interest Income	7,738	1,249	(2)	6,489
Other income, net	4,795	—		4,795

Income before income taxes	67,782	1,116		66,666
Provision (benefit) for income taxes	12,901	(1,676)	(1)	14,577

Net income	$54,881	$2,792		$52,089

Basic earnings per share	$2.18			$1.99

Diluted earnings per share	$1.88			$1.73

Weighted average common
shares outstanding	25,226			25,226

Weighted average common
and diluted shares outstanding	30,779			30,779

(1) Amounts reflect the refund of certain Minnesota corporate income taxes paid for the years 1995 through 1999 and the reversal of a related tax reserve, offset in part by an adjustment to the carrying value of net operating loss carryforwards.
(2) Amounts reflect interest income related to the refund in (1).
(3) Amounts reflect the incentive compensation expense related to (2).